EXHIBIT 8. OPINION OF DOEPKEN, KEEVICAN & WEISS PROFESSIONAL CORPORATION
                              REGARDING TAX MATTERS


                                January 11, 2000

Belmont Bancorp
325 Main Street
Bridgeport, Ohio 43912

Ladies and Gentlemen:

     You have asked that we furnish Belmont Bancorp (the "Company") an opinion of our firm with respect to certain tax issues in connection with the Company's proposed offering of shares of its common stock, as set forth in its registration statement on Form S-2 and related prospectus (the "Prospectus") filed with the Securities and Exchange Commission. We have reviewed the Registration Statement and have made such investigation of laws and regulations as we have deemed necessary under the circumstances. Based upon our review and investigation, we are of the following opinion:

     1. Neither the receipt nor the exercise of the rights to purchase the Company's Common Stock in the rights offering described in the Prospectus will result in taxable income to the shareholders of the Company who receive such rights;

     2. No deductible loss will be realized if such rights are allowed to expire without exercise;

     3. The tax basis of the shares of Common Stock acquired upon the exercise of such rights or in the ancillary offering described in the Prospectus will be the subscription price thereof; and

     4. There is no allocation of an existing shareholder's tax basis in current shares held by such shareholder to such rights, whether or not such rights are exercised, because (based on the limited time period in which the shareholder has the option to exercise a right and the fact that the purchase price per share on the exercise of a right is substantially equal to the per share price of the shares sold in the ancillary offering) the Company has determined that such value is zero.

     We hereby consent to the filing of this opinion as an Exhibit to said Registration Statement as amended, and to its reference under the caption, "Plan of Distribution - Federal Income Taxes."

                                                 Very truly yours,

                                                 /s/  DOEPKEN KEEVICAN & WEISS

                                                 DOEPKEN, KEEVICAN & WEISS
                                                 PROFESSIONAL CORPORATION